                                                                   Exhibit  99.1

Contact:     L. David Tomei, Chairman & CEO
             Leah Wong, Corporate Communications
             LXR Biotechnology, Inc.
             510.412.9100





           LXR BIOTECHNOLOGY INC. ANNOUNCES THAT THE FDA WILL REQUIRE
                  ADDITIONAL PRECLINICAL DATA ON CP-CARDIOSOL


Richmond, CA - April 14, 1998 -- LXR Biotechnology(R) Inc. (AMEX:LXR), announced today that the commencement of its planned CP-Cardiosol clinical trial has been delayed by a request from the Food and Drug Administration (FDA, Division of Anesthetic, Critical Care and Addiction Drug Products) for additional preclinical data. In March 1998, LXR submitted an Investigational New Drug (IND) application to the FDA requesting permission to test the product during heart bypass surgery. The Company believes that it will be able to fully respond to the FDA's request by the third quarter 1998.

"We understand that the FDA reviewers would like us to follow certain animals for potential delayed adverse effects following administration with CP-Cardiosol to supplement the short term safety and efficacy data we already have," said L. David Tomei, chairman and chief executive officer. "Submissions to the FDA for similar cardioplegia products are relatively rare and the FDA is pursuing a thorough review which we hope will lead to even more confidence in this product. We already have obtained preclinical evidence that would lead us to believe that these studies will go well, but we expect to fully respond to the FDA's request in the third quarter 1998, following which the FDA will review the additional data."

In fourth quarter 1997, LXR submitted an Investigational Device Exemption (IDE) application to the FDA for the use of its apoptosis modulating compound HK-Cardiosol(TM), a heart protectant solution for transplantation which is identical in formulation to CP-Cardiosol. The IDE was approved by the FDA in January 1998. LXR anticipates the first clinical use of this compound in human trials in Summer 1998. Although HK-Cardiosol is considered a medical device, CP-Cardiosol is considered to be a drug and therefore subject to different review procedures within the FDA.

Under FDA regulations, the FDA reviews an IND submission and normally responds within 30 days often requesting further data or clarification prior to approval to begin human trials. During this 30 day period, the commencement of the CP-Cardiosol was delayed by the FDA putting the product on "clinical hold" pending the submission and review of the requested additional preclinical data. LXR will respond rapidly and completely to this request in order to minimize delays in product development.

LXR Biotechnology Inc. is a biopharmaceutical company engaged in research and development of innovative therapeutics designed to treat diseases through the control of apoptosis or gene-directed cell death. LXR's compounds include HK-Cardiosol(TM), a heart proctectant solution for heart transplantation and Elirex(TM) for heart attack.

Statements in this press release that are not historical are forward looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, including, but not limited to the risks and uncertainties related to new and developing technologies, dependence on collaborative partners, the inherent complexity and uncertainty regarding the development of new pharmaceutical and medical device products, LXR's early stage of development, the results of research and development efforts, results of future clinical trials, future capital needs and the uncertainty of additional funding and government regulations or approval of clinical trials, and other factors which are detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. LXR does not undertake to revise or update any forward looking statements to reflect events or circumstances that may arise after the date hereof.

For more information, visit LXR Biotechnology's web site at http://www/.lxr.com.